PROSPECTUS SUPPLEMENT (to Prospectus dated 21 September 2010)	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-169514

Anheuser-Busch InBev Worldwide Inc.

Guaranteed Debt Securities

Fully and unconditionally guaranteed by

Anheuser-Busch InBev SA/NV

BrandBrew S.A.

Cobrew NV/SA

Anheuser-Busch Companies, LLC

This prospectus supplement supplements the prospectus, dated 21 September 2010, to reflect the change of name and business form of Anheuser-Busch Companies, Inc., a Delaware corporation, to Anheuser-Busch Companies, LLC, a Delaware limited liability company, by way of conversion pursuant to Section 266 of the Delaware General Corporation Law and Section 18-214 of the Delaware Limited Liability Company Act. Such conversion became effective at 3:00 p.m. (Eastern time) on October 1, 2011, which we refer to in this prospectus supplement as the Effective Time.

Anheuser-Busch InBev Worldwide Inc., Anheuser-Busch InBev SA/NV, Anheuser-Busch Companies, LLC, Brandbrew SA, Cobrew NV/SA and The Bank of New York Mellon Trust Company, N.A., as trustee, have entered into a supplemental indenture to the Indenture, dated as of October 16, 2009, among Anheuser-Busch InBev Worldwide Inc., Anheuser-Busch InBev SA/NV, the Subsidiary Guarantors party thereto from time to time and the Trustee for the purpose of clarifying that, from and after the Effective Time, Anheuser-Busch Companies, Inc.’s obligations under its guarantee of securities outstanding under such Indenture remain obligations of Anheuser-Busch Companies, LLC by operation of law.

All references to “Anheuser-Busch Companies, Inc.” in the prospectus shall be deemed to refer to “Anheuser-Busch Companies, LLC,” except that the following references shall not be so modified:

•	The reference to “Anheuser-Busch Companies, Inc. Historical Financial Information” under the heading “Incorporation of Certain Documents by Reference” in the prospectus;

•	The two references to “Anheuser-Busch Companies, Inc.” audited financial statements under the heading “Experts” in the prospectus; and

•	Any reference to “Anheuser-Busch Companies, Inc.” in a document incorporated by reference into the prospectus at or prior to the Effective Time.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is 6 October 2011.